Exhibit 2.3

Exchange and Acquisition Agreement

BY AND AMONG

ConnectM Technology Solutions, Inc.;

ConnectM India Pvt Ltd.;

Geo Impex LLC;

Global Impex LLC;

Geo Impex & Logistics Pvt Ltd.;

AND

Marsh CDM Services Pvt Ltd.

i

ii

Section 9.10	Expenses	36
Section 9.11	Entire Agreement	36
Section 9.12	Construction	36
Section 9.13	Amendment or Waiver	36
Section 9.14	Commercially Reasonable Efforts	37
Section 9.15	Successors and Assigns	37
Section 9.16	Counterparts	37

Exhibits

Exhibit A	Promissory Note
Exhibit B	Assignment of Membership Interests
Exhibit C	Stock Power for Marsh CDM/Geo Impex India Shares[1]

iii

Exchange And Acquisition Agreement

Dated as of 3rd November 2025

This Exchange and Acquisition Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”), by and among (i) ConnectM Technology Solutions, Inc., a Delaware corporation (“ConnectM”); (ii) ConnectM India Pvt Ltd., an Indian private limited company and a wholly owned subsidiary of ConnectM (“ConnectM India”); (iii) Geo Impex LLC, a Delaware limited liability company (“Geo Impex”); (iv) Global Impex LLC, a Delaware limited liability company (“Global Impex”), (v) Geo Impex & Logistics Pvt Ltd., an Indian private limited company (“Geo Impex India”); and (vi) Marsh CDM Services Pvt Ltd., an Indian private limited company (“Marsh CDM”). Each of Connect M and ConnectM India may be referred to herein collectively as the “ConnectM Parties” and each individually as a “ConnectM Party”. Each of Geo Impex, Global Impex, Geo Impex India and Marsh CDM may be referred to herein collectively as the “Geo Impex Parties” and each individually as a “Geo Impex Party”. Each of the ConnectM Parties and the Geo Impex Parties may be referred to herein collectively as the “Parties” and each individually as a “Party.”

Recitals:

WHEREAS, Geo Impex is the sole member of Global Impex, holding 100% of the membership interests of Global Impex, being comprised of [units, etc.]2 (the “Membership Interests”);

WHEREAS, Global Impex is a holder of shares of [common stock]3 of Geo Impex India (the “Geo Impex India Shares”), being the registered and beneficial holder of 5,574,005 Geo Impex India Shares, representing 48.01% of the equity interests of Geo Impex India;

WHEREAS, ConnectM desires to acquire from Geo Impex all of the Membership Interests, in exchange for the issuance to Geo Impex of certain shares of common stock, par value $0.0001 per share, of ConnectM (the “Common Stock”);

WHEREAS, Geo Impex is the sole shareholder of Marsh CDM, and Marsh CDM is the registered and beneficial holder of 4,436,111 Geo Impex India Shares, representing 38.21% of the equity interests of Geo Impex India (the “Marsh CDM/Geo Impex India Shares”);

WHEREAS, ConnectM India desires to acquire from Marsh CDM all of the Marsh CDM/Geo Impex India Shares, in exchange for the issuance by ConnectM India to Marsh CDM of a promissory note of ConnectM India;

WHEREAS the transactions as set forth above and in this Agreement overall are referred to collectively, as the “Transactions”);

WHEREAS, this Agreement is being entered into for the purpose of setting forth the terms and conditions of the Transactions;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.         Definitions And Interpretation

Section 1.01    Defined Terms. In addition to the other terms defined herein, for purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information that could reasonably be expected to lead to an Acquisition Proposal.

(b)	“Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving any Geo Impex Party pursuant to which such Person or “group” would own 5% or more of the consolidated assets, revenues or net income of any Geo Impex Party, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of any Geo Impex Party representing 5% or more of the consolidated assets, revenues or net income of any Geo Impex Party, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of any Equity Securities of any Geo Impex Party, (iv) transaction or series of transactions in which any Person or “group would acquire beneficial ownership of, right, title or interest in, or the right to acquire beneficial ownership of, any Equity Securities of any Geo Impex Party, including without limitation any of shares of Geo Impex India held by Global Impex or the Marsh CDM/Geo Impex India Shares, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

(c)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(d)	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(e)	“Board of ConnectM” means the Board of Directors of Connect M.

(f)	“Business Day” shall mean any day on which commercial banks are generally open for business in Delaware.

(g)	“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(h)	“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of Global Impex or obligating Global Impex to issue or sell any of its Equity Securities.

(i)	“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership in the amount of $1,000 or more.

(j)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(k)	“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)	“GAAP” means United States generally accepted accounting principles as in effect from time to time.

(n)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(o)	“Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(p)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(q)	“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(r)	“INR” means Indian Rupees.

(s)	“Knowledge of Geo Impex” means the actual knowledge, assuming due inquiry, of any director, manager or executive officer of any Geo Impex Party.

(t)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(u)	“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

(v)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the affected Party, or (b) the ability of the affected Party to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the affected Party operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the affected Party compared to other participants in the industries in which the affected Party conducts its business.

(w)	“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(x)	“Organizational Documents”, as to any Person, means the Certificate of Incorporation, Articles of Incorporation, Bylaws, Certificate of Formation, Operating Agreement, Shareholders’ Agreement and other similar or constating or operative entity documents of such Person, as applicable.

(y)	“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(z)	“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(aa)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(bb)	“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(cc)	“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

Section 1.02     Interpretation. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II.           The Transactions

Section 2.01    Exchanges and Acquisitions.

(a)	On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below):

(i)	Geo Impex shall sell, assign, transfer and deliver to ConnectM, free and clear of all security interests, liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the Membership Interests; and

(ii)	Marsh CDM shall sell, assign, transfer and deliver to ConnectM India, free and clear of all security interests, liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the Marsh CDM/Geo Impex India Shares.

(b)	In consideration for the acquisition of the Membership Interests pursuant to Section 2.01(a)(i), at the Closing, ConnectM shall issue to Geo Impex, subject to the provisions of Section 2.05, Thirty Three Million Three Hundred Thousand (33,300,000) shares of Common Stock (the “Exchange Shares”).

(c)	In consideration for the acquisition of the Marsh CDM/Geo Impex India Shares pursuant to Section 2.01(a)(ii), at the Closing, ConnectM India shall issue and deliver to Marsh CDM a promissory note of ConnectM India in the initial principal amount of INR 70,000,000, which promissory note shall be substantially in the form as attached hereto as Exhibit A (the “Note”).

(d)	Geo Impex shall be responsible for the payment of any and all Taxes that may be imposed on Geo Impex pursuant to the Transactions, including, without limitation, as a result of the receipt of the Exchange Shares or the Note.

Section 2.02    Closing. The closing of the Transactions as set forth in Section 2.01 (the “Closing”) shall occur on the third Business Day (as defined below) following the satisfaction, or waiver by the Party or Parties for whose benefit the condition(s) exist, of the conditions to closing as set forth in Article III, or such or such other date as the Parties shall agree (such date, the “Closing Date”).

Section 2.03    Closing Deliverables.

(a)	At the Closing, ConnectM, on behalf of itself and ConnectM India, shall:

(i)	Deliver to Geo Impex an Assignment of Membership Interests, in the form as attached hereto as Exhibit B (the “Assignment”) duly executed by an authorized officer of ConnectM;

(ii)	Record Geo Impex in the books and records of ConnectM as the beneficial owner of the Exchange Shares (which Exchange Shares shall be recorded in book entry form and shall not be certificated);

(iii)	Deliver to Marsh CDM a copy of the Note, duly executed by an authorized officer of ConnectM India;

(iv)	Deliver to Geo Impex a certificate of the Secretary of ConnectM, dated as of the Closing Date, in form and substance satisfactory to Geo Impex, certifying that the matters set forth in Section 3.02(a) are true and correct; and

(v)	Deliver to Geo Impex such other documents as Geo Impex may reasonably request for the purpose of evidencing the accuracy of the ConnectM Parties’ representations and warranties; evidencing the performance by the ConnectM Parties of, or the compliance by the ConnectM Parties with, any covenant or obligation required to be performed or complied with by any of the ConnectM Parties; or otherwise facilitating the consummation or performance of any of the Transactions.

(b)	At the Closing, Geo Impex, on behalf of itself and the other Geo Impex Parties, shall deliver to ConnectM:

(i)	a certificate of a duly authorized officer of each Geo Impex Party dated as of the Closing Date, in form and substance satisfactory to ConnectM (A) certifying the name, title and true signature of each officer of each Geo Impex Party executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby, (B) attaching and certifying (i) a true, correct and complete copy of Organizational Documents of each Geo Impex Party as of the Closing, certified by the applicable Governmental Authority, and (ii) a certificate of good standing and legal existence of each Geo Impex Party issued by the applicable Governmental Authority, and each dated as of a date no earlier than three Business Days prior to the Closing Date; and (C) certifying that the matters set forth in Section 3.01(a), Section 3.01(b) and Section 3.01(e) are true and correct;

(ii)	the Assignment duly executed by an authorized officer or manager of Geo Impex, sufficient to transfer the Membership Interests to ConnectM;

(iii)	A copy of the Note, duly executed by an authorized officer of Marsh CDM;

(iv)	A stock power in the form as attached hereto as Exhibit C, or such other instruments of transfer as required to transfer the Marsh CDM/Geo Impex India Shares to ConnectM India, duly executed by an authorized officer of Marsh CDM;

(v)	Reasonable evidence of completion of the actions as set forth in Section 2.04; and

(vi)	such other documents as ConnectM may reasonably request for the purpose of evidencing the accuracy of the Geo Impex Parties’ representations and warranties; evidencing the performance by the Geo Impex Parties of, or the compliance by the Geo Impex Parties with, any covenant or obligation required to be performed or complied with by any of the Geo Impex Parties; or otherwise facilitating the consummation or performance of any of the Transactions.

(c)	At and following the Closing, each of the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence Transactions as set forth in Section 2.01.

Section 2.04     Directors and Officers at the Closing. At the Closing, the Parties shall undertake such actions as required to cause the [Board] of Geo Impex India to be comprised of [3] persons nominated by ConnectM India, to be [Board of Directors], and to name those persons to the positions as officers and directors of Geo Impex India as determined by ConnectM India, and all other current directors and officers of Geo Impex India shall resign.

Section 2.05    Adjustments for Stock Splits. The number of Exchange Shares as to be issued to Geo Impex at the Closing as set forth in Section 2.01(b) shall be equitably adjusted for any forward stock split or reverse stock split of the Common Stock occurring following the Effective Date and prior to the Closing. By way of example and not limitation in the event that following the Effective Date and prior to the Closing, ConnectM undertakes a 2-for-1 forward split of the Common Stock, wherein each share of Common Stock is split into two shares of Common Stock, the number of Exchange Shares as set forth in Section 2.01(b) shall be increased by 100%, and in the event that following the Effective Date and prior to the Closing ConnectM undertakes a 1-for-2 reverse split of the Common Stock, wherein each two shares of Common Stock are combined into one share of Common Stock, the number of Exchange Shares as set forth in Section 2.01(b) shall be reduced by 50%. The adjustments as set forth in this Section 2.05 shall be undertaken each time that a transaction as set forth in this Section 2.05 is consummated following the Effective Date and prior to the Closing.

Article III.         Conditions Precedent To The Closing

Section 3.01    Conditions to the Obligations of the ConnectM Parties. The obligations of ConnectM and ConnectM India to consummate the Closing are subject to the satisfaction, or waiver by ConnectM in its sole discretion, as of and on the Closing Date, of the following conditions:

(a)	Accuracy of Representations and Performance of Covenants. Each of the representations and warranties made by the Geo Impex Parties herein shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality and the representations and warranties as set forth in Section 4.01, Section 4.03, Section 4.05, Section 4.06 and Section 4.07, each of which shall be true and correct in all respect, in each case, as of the Closing Date as if made on such date, and each of the Geo Impex Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b)	No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to any of the Geo Impex Parties since the Effective Date.

(c)	Due Diligence Review. ConnectM shall have completed its due diligence review and examination of the Geo Impex Parties, the Membership Interests and the Marsh CDM/Geo Impex India Shares, in each case to its satisfaction in its sole discretion.

(d)	No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits the consummation of Transactions, and ConnectM shall have obtained the approval of any Governmental Authorities, and of any securities exchange or securities market on which the securities of ConnectM are listed or available for trading, as required in order to consummate the Transactions.

(e)	Consents. All consents, approvals, waivers or amendments pursuant to all Contracts, licenses, Permits, trademarks and other intangibles in connection with the Transactions, or required for the Closing to occur, or for the continued operation of Geo Impex India after the Closing Date on the basis as presently operated, shall have been obtained.

(f)	Stockholder Approval. If determined to be required by the ConnectM Board in its sole discretion, the consent of the stockholders of ConnectM for this Agreement and the consummation of the Transactions shall have been obtained and shall be remaining in full force and effect.

(g)	Financial Statements. Geo Impex shall have delivered to ConnectM audited financial statements of Global Impex and of Geo Impex India for the years ended December 31, 2024 and 2023, including balance sheets at December 31, 2024 and 2023, prepared in accordance with GAAP, together with a report of the auditors of Global Impex and of Geo Impex India thereon, and such interim financial statements, in such form that will to enable ConnectM, to file a Form 8-K with the SEC reporting the acquisition of Global Impex and of shares of Geo Impex India in accordance with the applicable requirements of the Exchange Act.

(h)	Absence of Litigation. There shall be no actions, suits, proceedings or governmental investigations or inquiries pending or, to any Party’s knowledge, threatened against any Party which would prevent or materially and adversely affect the consummation of the Transactions.

(i)	Other Items. ConnectM shall have received further documents, certificates, or instruments relating to Transactions as it may reasonably request, and such information regarding the Geo Impex Parties and their operations as ConnectM shall deem reasonably necessary for inclusion in the reports to be filed by ConnectM with the SEC.

Section 3.02    Conditions to the Obligations of the Geo Impex Parties. The obligations of the Geo Impex Parties to consummate the Closing are subject to the satisfaction, or waiver by Geo Impex in its sole discretion, as of and on the Closing Date, of the following conditions:

(a)	Accuracy of Representations and Performance of Covenants. Each of the representations and warranties made by the ConnectM Parties herein shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality, each of which shall be true and correct in all respect, in each case, as of the Closing Date as if made on such date, and each of the ConnectM Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing

(b)	No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits the consummation of Transactions.

(c)	Absence of Litigation. There shall be no actions, suits, proceedings or governmental investigations or inquiries pending or, to any Party’s knowledge, threatened against any Party which would prevent or materially and adversely affect the consummation of the Transactions.

(d)	Other Items. Geo Impex shall have received further documents, certificates, or instruments relating to Transactions as it may reasonably request.

Article IV.           Representations And Warranties Of The Geo Impex Parties

As an inducement to the consummation of the Transactions, the Geo Impex Parties, jointly and severally, represent and warrant to the ConnectM Parties, except as set forth in the schedules of exceptions to the representations of Global Impex Parties as delivered to ConnectM on the Effective Date (“Disclosure Schedules”), as of the Effective Date and the Closing Date, as follows:

Section 4.01   Organization and Qualification.

(a)	Geo Impex is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the power and is duly authorized under all applicable Laws, regulations, ordinances and orders of public authorities, to carry on its business in all material respects as it is now being conducted. Geo Impex has not qualified to do business in any State other than Delaware. To the Knowledge of Geo Impex, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail the power and authority or qualification of Geo Impex within such jurisdiction.

(b)	Global Impex is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the power and is duly authorized under all applicable Laws, regulations, ordinances and orders of public authorities, to carry on its business in all material respects as it is now being conducted. Global Impex has not qualified to do business in any State other than Delaware. To the Knowledge of Geo Impex, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail the power and authority or qualification of Global Impex within such jurisdiction.

(c)	Marsh CDM is a private limited company, duly organized, validly existing, and in good standing under the Laws of India and has the power and is duly authorized under all applicable Laws, regulations, ordinances and orders of public authorities, to carry on its business in all material respects as it is now being conducted. Marsh CDM has not qualified to do business in any jurisdiction other than India. To the Knowledge of Geo Impex, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail the power and authority or qualification of Marsh CDM within such jurisdiction.

(d)	Geo Impex India is a private limited company, duly organized, validly existing, and in good standing under the Laws of India and has the power and is duly authorized under all applicable Laws, regulations, ordinances and orders of public authorities, to carry on its business in all material respects as it is now being conducted. Geo Impex India has not qualified to do business in any jurisdiction other than India. To the Knowledge of Geo Impex, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail the power and authority or qualification of Geo Impex India within such jurisdiction.

Section 4.02   Organizational Documents.

(a)	The Certificate of Formation and limited liability company operating agreement of Geo Impex (collectively, the “Geo Impex Organizational Documents”) are set forth in Section 4.02(a) of Disclosure Schedules. Geo Impex has taken all actions required by Laws, the Geo Impex Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement. Geo Impex has full power, authority, and legal capacity to execute this Agreement and to consummate the Transactions.

(b)	The Certificate of Formation and limited liability company operating agreement of Global Impex (collectively, the “Global Impex Organizational Documents”) are set forth in Section 4.02(b) of Disclosure Schedules. Global Impex has taken all actions required by Laws, the Global Impex Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement. Global Impex has full power, authority, and legal capacity to execute this Agreement and to consummate the Transactions.

(c)	Marsh CDM has taken all actions required by Laws, the Organizational Documents of Marsh CDM, or otherwise to authorize the execution and delivery of this Agreement. Marsh CDM has full power, authority, and legal capacity to execute this Agreement and to consummate the Transactions.

(d)	The Organizational Documents of Geo Impex India (collectively, the “Geo Impex India Organizational Documents”) are set forth in Section 4.02(d) of Disclosure Schedules. Geo Impex India has taken all actions required by Laws, the Geo Impex India Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement. Geo Impex India has full power, authority, and legal capacity to execute this Agreement and to consummate the Transactions.

Section 4.03   Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by each Geo Impex Party, and the consummation of Transactions, have been duly authorized by each member or shareholder(s) of such Geo Impex Party and by any other Persons as required. This Agreement has been duly executed and delivered on behalf of each Geo Impex Party. This Agreement constitutes a valid and binding obligation of each Geo Impex Party enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.04    No Conflict. The execution of this Agreement and the consummation of the Transactions (i) will not violate any provision of any Organizational Documents of any Geo Impex Party; (ii) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which any Geo Impex Party is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of Laws, statute, rule, regulation or executive order to which any Geo Impex Party is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to any Geo Impex Party.

Section 4.05   Global Impex Equity Interests.

(a)	The only Equity Securities of Global Impex are the Membership Interests, all of which are owned by Geo Impex. None of the outstanding Membership Interests were issued in violation of the preemptive or other rights of any members, shareholders or other Person.

(b)	There are no outstanding or authorized Derivatives with respect to Global Impex. Global Impex does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, member agreements proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

(c)	Geo Impex is the record and beneficial owner of, and has good title to the Membership Interests, with the right and authority to sell and deliver the Membership Interests, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (collectively, “Liens”). None of the Membership Interests is subject to pre-emptive or similar rights, either pursuant to any Organizational Document of any Geo Impex Party, requirement of Laws or any Contract, and Geo Impex does not have any pre-emptive rights or similar rights to purchase or receive any Membership Interests or other interests in Global Impex. Geo Impex has the power and authority to transfer the Membership Interests to ConnectM as contemplated pursuant to the terms of this Agreement and upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering ConnectM or its designee as the new owner of the Membership Interests in the records maintained by Global Impex listing the names of members and their respective ownership of Membership Interests, ConnectM or its designee will receive good title to the Membership Interests, free and clear of all Liens.

Section 4.06   Geo Impex India Equity Interests.

(a)	None of the Geo Impex India Shares held by Global Impex or the Marsh CDM/Geo Impex India Shares were issued in violation of the preemptive or other rights of any members, shareholders or other Person.

(b)	There are no outstanding or authorized Derivatives with respect to Geo Impex India. Geo Impex India does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, member agreements proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Geo Impex India Shares.

(c)	Global Impex is the record and beneficial owner of, and has good title to 5,574,005 Geo Impex India Shares, free and clear of all Liens. The Geo Impex India Shares held by Global Impex represent 48.01% of the equity interests of Geo Impex India. As of the Closing, none of the Geo Impex India Shares held by Global Impex is subject to pre-emptive or similar rights, either pursuant to any Organizational Document of any Geo Impex Party, requirement of Laws or any Contract, and Global Impex does not have any pre-emptive rights or similar rights to purchase or receive any Geo Impex India Shares or other interests in Geo Impex India.

(d)	Marsh CDM is the record and beneficial owner of, and has good title to the Marsh CDM/Geo Impex India Shares, free and clear of all Liens. The Marsh CDM/Geo Impex India Shares represent 38.21% of the equity interests of Geo Impex India. None of the Marsh CDM/Geo Impex India Shares is subject to pre-emptive or similar rights, either pursuant to any Organizational Document of any Geo Impex Party, requirement of Laws or any Contract, and Marsh CDM does not have any pre-emptive rights or similar rights to purchase or receive any Geo Impex India Shares or other interests in Geo Impex India.

Section 4.07  Accredited Investor; Etc.

(a)	Geo Impex is acquiring the Exchange Shares and the Note (such Exchange Shares and the Note collectively the “Connect M Securities”) for investment for Geo Impex’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Geo Impex has no present intention of selling, granting any participation in, or otherwise distributing the same. Geo Impex further represents that it does not have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the Connect M Securities.

(b)	Geo Impex represents and warrants that Geo Impex (i) can bear the economic risk of Geo Impex’s investment in the Connect M Securities, and (ii) possesses such knowledge and experience in financial and business matters that Geo Impex is capable of evaluating the merits and risks of the investment in ConnectM, the Connect M Securities, ConnectM India and the Note.

(c)	Geo Impex represents that it is an “accredited investor” (an “Accredited Investor”) as that term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (“SEC”) under Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), and that Geo Impex understands and acknowledges that ConnectM and ConnectM India are relying upon such representation to qualify for the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D, and that any certificate representing the Connect M Securities shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities Laws:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE RULES AND REGULATIONS THEREUNDER, THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(d)	Geo Impex acknowledges that neither the SEC nor the securities regulatory body of any other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e)	Geo Impex acknowledges that it has carefully reviewed such information as Geo Impex has deemed necessary to evaluate an investment in ConnectM, ConnectM India and the Connect M Securities. Geo Impex acknowledges that Geo Impex has been furnished all materials that it has requested relating to ConnectM and ConnectM India and the issuance of the Connect M Securities hereunder, and that Geo Impex has been afforded the opportunity to ask questions of ConnectM’s and ConnectM India’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to Geo Impex.

(f)	Geo Impex understands that the Connect M Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Connect M Securities or any available exemption from registration under the Securities Act, the Connect M Securities may have to be held indefinitely. Geo Impex understands that (i) the sale or re-sale of the Connect M Securities has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Connect M Securities may not be transferred unless (a) the Connect M Securities are sold pursuant to an effective registration statement under the Securities Act, (b) Geo Impex shall have delivered to ConnectM, at the cost of Geo Impex, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Connect M Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by ConnectM, (c) the Connect M Securities are sold or transferred to an Affiliate of Geo Impex who agree to sell or otherwise transfer the Connect M Securities only in accordance with this Section 4.07(f) and who is an Accredited Investor, (d) the Connect M Securities are sold pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”)), or (e) the Connect M Securities are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and Geo Impex shall have delivered to ConnectM, at the cost of Geo Impex, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by ConnectM; (ii) any sale of such Connect M Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Connect M Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither ConnectM nor any other Person is under any obligation to register such Connect M Securities under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case).

(g)	Geo Impex agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of Geo Impex under this Section 4.07 shall survive the Closing for the period set forth in Section 8.01.

Section 4.08    No Operations. Neither Global Impex nor Marsh CDM has any operations and has not undertaken any activities other than their respective ownership of Geo Impex India Shares as set forth herein.

Section 4.09    Liabilities. Section 4.09 of Disclosure Schedules sets forth, as of the Effective Date, separately, (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by any of Global Impex or Geo Impex India (each, a “Target Company” and collectively, the “Target Companies”) inclusive of any outstanding loans, lines of credit and other indebtedness incurred by any Target Company, the repayment obligations for which are secured by any of any Target Company’s assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Effective Date and (iii) any other Liabilities of any Target Company. For purposes herein, “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise Tax as may be applicable.

Section 4.10    Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the Knowledge of Geo Impex, threatened, by or against any Target Company or affecting any Target Company or its respective properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. No Target Company has any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 4.11    General Compliance. No Target Company to its knowledge is (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by any Target Company under), nor has any Target Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local Laws relating to Taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect on any Target Company.

Section 4.12     Compliance with Laws; Permits.

(a)	Each Target Company has complied in all material respects, and are now complying in all material respects, with all Laws applicable to it or its respective business, properties or assets. All prior issuances of securities of each Target Company have been either registered under the Securities Act or other applicable Law, or exempt from registration.

(b)	All material Permits required for each Target Company to conduct its business have been obtained by it and are valid and in full force and effect, except as would reasonably be expected to result in a Material Adverse Effect on such Target Company. All fees and charges with respect to such Permits have been paid in full. To the Knowledge of Geo Impex, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit material to the operations of any Target Company. No Target Company has received any notice of proceedings relating to the revocation or modification of any such Permit

(c)	No Target Company is, or has been, and the past and present officers, members, managers and affiliates of any Target Company are not and have not, been the subject of, nor does any officer, member, manager or affiliate of any Target Company have any reason to believe that any Target Company or any of its officers, members, managers or affiliates will be the subject of (i) any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of Laws, or (ii) any civil, criminal or administrative investigation or proceeding brought by any Governmental Authority.

Section 4.13   Contracts.

(a)	Section 4.13(a) of Disclosure Schedules contains a list of all Contracts, agreements, franchises, license agreements, debt instruments or other commitments to which any Target Company is a party or by which it or any of its assets, products, technology, or properties are bound. In the case of oral agreements, Section 4.13(a) of Disclosure Schedules contains a description thereof.

(b)	All Contracts, agreements, franchises, license agreements, and other commitments to which any Target Company is a party or by which its properties are bound and which are material to the operations of such Target Company are valid and enforceable by such Target Company in all respects, except as limited by bankruptcy and insolvency Laws and by other Laws affecting the rights of creditors generally.

(c)	Each Target Company owns, licenses or has rights to use any and all intellectual property and technology used in such Target Company’s business, and to its knowledge such Target Company’s use of such intellectual property or technology does not infringe upon the intellectual property rights of any third party; and

(d)	Except as included or described in Section 4.13(a) of Disclosure Schedules, no Target Company is a party to any oral or written (i) Contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, Contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or manager of any Target Company, which, in each case cannot be terminated by such Target Company on notice of no more than 10 (10) days at a cost of no more than $5,000.

Section 4.14   Bank Accounts; Power of Attorney. Section 4.14 of Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by any Target Company within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of such Target Company; (ii) all safe deposit boxes and other similar custodial arrangements maintained by any Target Company within the past twelve (12) months; (iii) the check ledger for the last twelve (12) months, and (iv) the names of all Persons holding powers of attorney from any Target Company or who are otherwise authorized to act on behalf of any Target Company with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

Section 4.15   Disclosure. Each Target Company maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between any Target Company and an unconsolidated or other off balance sheet entity that is not disclosed by such Target Company in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect on such Target Company.

Section 4.16   Intellectual Property.

(a)	Each Target Company owns or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its businesses as now conducted. None of such Target Company’s material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the Effective Date. To the Knowledge of Geo Impex there is no infringement by any Target Company of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of Geo Impex, being threatened against, any Target Company regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect on any Target Company.

(b)	Without limiting the generality of the foregoing, each Target Company has entered into binding (except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions), written agreements with every current and former employee of such Target Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to such Target Company any ownership interest and right they may have in Intellectual Property owned by such Target Company; and (ii) acknowledge such Target Company’s exclusive ownership of all Intellectual Property owned by such Target Company. Geo Impex has provided ConnectM with true and complete copies of all such agreements. To the Knowledge of Geo Impex, each Target Company is in material compliance with all legal requirements applicable to Intellectual Property owned by such Target Company and such Target Company’s ownership and use thereof.

(c)	All required filings and fees related to the Intellectual Property owned by any Target Company that are either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”) have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Geo Impex has provided ConnectM with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(d)	Each Target Company has taken all reasonable measures to protect and preserve its rights in Intellectual Property owned by such Target Company and the confidentiality of all trade secrets owned, exploited, held for exploitation, appropriated or otherwise obtained or possessed by such Target Company.

Section 4.17  Condition and Sufficiency of Assets. Except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of each Target Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by each Target Company, together with all other properties and assets of such Target Company, are sufficient for the conduct of such Target Company’s business as conducted as of the Closing and constitute all of the rights, property and assets necessary to conduct the business of each Target Company as conducted as of the Closing.

Section 4.18  Accounts Receivable. The accounts receivable reflected on the books and records of each Target Company and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by such Target Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of such Target Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) are collectible in full within ninety (90) calendar days after billing.

Section 4.19  Title. Each Target Company has good and marketable title in fee simple to all real property owned by it, or leases such real property pursuant to valid and in-force lease agreements, and has good and marketable title in all personal property owned by it that is material to the business of such Target Company, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by such Target Company and Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by any Target Company is held under valid, subsisting and enforceable leases with which such Target Company is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by such Target Company.

Section 4.20  Insurance. Each Target Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of such Target Company believes to be prudent and customary in the businesses in which such Target Company is engaged. No Target Company has been refused any insurance coverage sought or applied for, and no Target Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of such Target Company, taken as a whole.

Section 4.21 4Taxes.

(a)	Global Impex has elected to be taxed as an “C” corporation.

(b)	No Target Party is subject to taxation in the United States or in any State.

(c)	Each Target Company has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of each Target Company know of no basis for any such claim. All Tax Returns required to be filed on or before the Closing Date by each Target Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by any Target Company (whether or not shown on any Tax Return) have been, or will be, timely paid. Each Target Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d)	No claim has been made by any taxing authority in any jurisdiction where any Target Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Target Company. The amount of each Target Company’s liability for unpaid Taxes for all periods does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the financial statements of such Target Company. All deficiencies asserted, or assessments made, against any Target Company as a result of any examinations by any taxing authority have been fully paid. No Target Company is a party to any Action by any taxing authority. To the Knowledge of Geo Impex, there are no pending or threatened Actions by any taxing authority against any Target Company.

(e)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Target Company.

(f)	No Target Company is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement. No Target Company is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Target Company.

(g)	No Target Company is, and has not been, a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. No Target Company has any Liability for Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise. No Target Company has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. No Target Company has taken any action that could defer a Liability for Taxes of such Target Company from any period prior to the Closing to any period following the Closing.

(h)	Neither Geo Impex nor Global Impex is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. No Target Company is, and has never been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. No Target Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. No Target Company is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any Target Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(i)	No Target Company has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. No Target Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(j)	None of the assets of any Target Company is property that such Target Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 4.22   Transactions with Affiliates. None of the members, managers or officers or directors of any Target Company and, to the Knowledge of Geo Impex, none of the employees of any Target Company, is presently a party to any transaction with any Target Company (other than for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Geo Impex, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of any Target Company’s total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of any Target Company and (iii) other employee benefits, including stock option agreements under any stock option plan of any Target Company.

Section 4.23  Foreign Corrupt Practices. No Target Company, nor, to the Knowledge of Geo Impex, any agent or other Person acting on behalf of any Target Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by any Target Company (or made by any Person acting on its behalf of which any Target Company is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.24  Money Laundering. Each Target Company is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 4.25   Illegal or Unauthorized Payments; Political Contributions. No Target Company nor, to the Knowledge of Geo Impex, any of the officers, directors, employees, agents or other representatives of any Target Company or any other business entity or enterprise with which any Target Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of a Target Company.

Section 4.26   Environmental Laws. To Knowledge of Geo Impex, each Target Company (i) is in compliance with any and all applicable foreign, federal, state and local Laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all Permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such Permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Target Company.

Section 4.27   Investment Company. No Target Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.28  No Disqualification Events. None of any Target Company, any of their respective predecessors, any affiliated issuer, any director, executive officer, other officer of any Target Company, any beneficial owner of 20% or more of any Target Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with any Target Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Each Target Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 4.29  No Brokers. No Geo Impex Party has retained any broker or finder in connection with any of the Transactions, and has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 4.30  Disclosure. All disclosure provided to ConnectM regarding the Geo Impex Parties, their respective business and Transactions, including Disclosure Schedules to this Agreement, furnished by or on behalf of any Geo Impex Party with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Geo Impex Party acknowledges and agrees that no ConnectM Party has made, nor is any ConnectM Party making, any representations or warranties with respect to Transactions other than those specifically set forth herein.

Article V.          Representations And Warranties Of The ConnectM Parties

As an inducement to, and to obtain the reliance of the Geo Impex Parties, ConnectM represents and warrants, as of the Effective Date and as of the Closing Date, as follows:

Section 5.01    Organization.

(a)	ConnectM is a corporation duly incorporated, validly existing, and in good standing under the Laws of Delaware and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of Transactions will not, violate any provision of ConnectM’s certificate of incorporation or by-laws. ConnectM has taken all action required by Laws, its certificate of incorporation and by-laws, or otherwise to authorize the execution and delivery of this Agreement, and ConnectM has full power, authority, and legal right and has taken all action required by Laws, its certificate of incorporation and by-laws, or otherwise to consummate the transactions herein contemplated.

(b)	ConnectM India is private limited company, duly organized, validly existing, and in good standing under the Laws of India and has the power and is duly authorized under all applicable Laws, regulations, ordinances and orders of public authorities, to carry on its business in all material respects as it is now being conducted. ConnectM India has not qualified to do business in any jurisdiction other than India. To the knowledge of ConnectM, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail the power and authority or qualification of ConnectM India within such jurisdiction.

Section 5.02    Power and Authority. Each ConnectM Party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.

Section 5.03    Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by each ConnectM Party, and the consummation of Transactions, have been duly authorized by Board of ConnectM. This Agreement has been duly executed and delivered on behalf of each ConnectM Party. This Agreement constitutes a valid and binding obligation of each ConnectM Party enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 5.04    No Conflict. The execution of this Agreement and the consummation of the Transactions (i) will not violate any provision of the Organizational Documents of any ConnectM Party; (ii) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which any ConnectM Party is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of Laws, statute, rule, regulation or executive order to which any ConnectM Party is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to any ConnectM Party.

Section 5.05    Approval of Agreement and of Issuance of Shares. The Board of ConnectM has authorized the execution and delivery of this Agreement by ConnectM and has approved this Agreement and the issuance of the Exchange Shares.

Section 5.06   No Brokers. No ConnectM Party has retained any broker or finder in connection with any of the Transactions, and no ConnectM Party has incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 5.07    Disclosure. All disclosure provided to Geo Impex regarding the ConnectM Parties, their respective business and Transactions, furnished by or on behalf of any ConnectM Party with respect to the representations and warranties made herein are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each ConnectM Party acknowledges and agrees that the Geo Impex Parties have not made, nor are the Geo Impex Parties making, any representations or warranties with respect to Transactions other than those specifically set forth herein.

Article VI.         Covenants And Additional Agreements Of The Parties

Section 6.01    Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 6.02    Access to Information. Following the Effective Date, until consummation of the Transactions or the earlier termination of this Agreement, the Geo Impex Parties shall give to ConnectM and its authorized representatives full and complete access to the books and records, Contracts, facilities and personnel of the Geo Impex Parties as ConnectM and its authorized representatives may request so that ConnectM may complete its due diligence investigation of the Geo Impex Parties. The Geo Impex Parties agree to provide ConnectM and its authorized representatives with access to any information in any of their possession or control that contains information generated by any Geo Impex Party regarding any Geo Impex Party relative to its financial, operational, and/or regulatory condition (present, past, or prospective). If ConnectM, in its sole discretion, at any time prior to the Closing determines that its due diligence review of any Geo Impex Party is not satisfactory to ConnectM, then ConnectM may terminate this Agreement upon notice to Geo Impex.

Section 6.03     Consents of Third Parties. Each of the Parties will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third-party consents, that the other Parties reasonably may request in connection with this Agreement. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters in this Agreement.

Section 6.04     No-Shop.

(a)	From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, no Geo Impex Party shall, and each Geo Impex Party shall cause the Representatives of each Geo Impex Party not to, directly or indirectly:

(i)	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii)	furnish any non-public information regarding any Target Company to any Person who has made an Acquisition Proposal or an Acquisition Inquiry;

(iii)	engage in discussions or negotiations with any Person who has made any Acquisition Proposal or Acquisition Inquiry;

(iv)	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry;

(v)	withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Transactions; or

(vi)	enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction.

(b)	From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, no Geo Impex Party shall (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal related to any Geo Impex Party, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize any Geo Impex Party to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal.

(c)	Each Geo Impex Party shall promptly, within 36 hours, advise ConnectM orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date until the Closing or the termination of this Agreement in accordance with its terms. Each Geo Impex Party shall keep ConnectM reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(d)	Each Geo Impex Party shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Proposal or Acquisition Inquiry proposed on or prior to the Effective Date. Each Geo Impex Party acknowledges and agree that any actions taken by or at the direction of a Representative of any Geo Impex Party that, if taken by any Geo Impex Party, would constitute a breach or violation of this Section 6.04 will be deemed to constitute a breach and violation of this Section 6.04 by such Geo Impex Party.

Section 6.05    Affirmative Covenants. Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as ConnectM shall otherwise consent in writing in advance, each Geo Impex Party shall, and shall cause each of their Representatives to:

(a)	conduct the business of each Geo Impex Party only in the Ordinary Course of Business and will use commercially reasonable best efforts to maintain and preserve the assets of each Geo Impex Party, preserve intact the current business organization of each Geo Impex Party, and maintain the relations and goodwill with customers, creditors, employees, agents, and others having business relationships with each Geo Impex Party;

(b)	provide ConnectM and its Representatives and agents reasonable access to the books and financial records of each Geo Impex Party at any time during normal business hours prior to the Closing Date, at ConnectM’s sole cost and expense, to perform any inspections or evaluations and observe any meetings of management of any Geo Impex Party which ConnectM reasonably deems necessary or appropriate, other than any such meetings or portions thereof which relate to this Agreement or Transactions;

(c)	furnish to ConnectM true, correct and complete copies of all records, documentation and other information in its possession as ConnectM may reasonably request concerning any Geo Impex Part;

(d)	permit ConnectM to, without any obligation to do so, contact any Governmental Authority about any Permits, or Governmental Authorizations concerning any Geo Impex Party;

(e)	cause all Contracts to which any Geo Impex Party is a party to be performed to the extent required to be performed as of the Closing Date in full;

(f)	cooperate with ConnectM with respect to all filings, permits or consents that ConnectM elects to make or obtain or is required by Law or other Persons to make or obtain in connection with the Transactions;

(g)	provide notice to ConnectM as promptly as reasonably practicable upon becoming aware of any event or occurrence capable of causing a material impact on the business of any Geo Impex Party; and

(h)	use commercially reasonable efforts to cause the conditions precedent in Article III to be satisfied.

Section 6.06     Negative Covenants. Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as ConnectM shall otherwise consent in writing in advance, no Geo Impex Party will, and each Geo Impex Party will cause each of their Representatives not to, directly or indirectly:

(a)	Amend existing insurance coverage applicable to any Geo Impex Party so long as such insurance is available at commercially reasonable rates;

(b)	dispose of any individual capital asset, and will not incur, create or assume any Lien on any individual capital asset, in each case with a value in excess of $5,000, and provided that such disposition will not materially impact the operation of the business of any Geo Impex Party or result in a Material Adverse Effect on any Geo Impex Party;

(c)	take any action which could be reasonably expected to prevent or materially delay the consummation of the Transactions;

(d)	enter into any new material line of business or commit to any material capital expenditure outside of the Ordinary Course of Business;

(e)	(1) issue, authorize or propose the issuance of any Equity Security of any Geo Impex Party, (2) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (3) make any distribution of, or directly or indirectly repurchase, redeem or otherwise acquire, any Equity Security of any Geo Impex Party;

(f)	amend any of Organizational Documents of any Geo Impex Party;

(g)	make or announce any increase in salaries, bonuses or other compensation or fringe benefits payable or to become payable, or grant, announce, or increase any termination or severance, retention, change-of-control or similar payments, to any present or former employee, officer, director, agent or independent contractor of any Geo Impex Party, or engage in any material reduction in force or promote any employee to or at or above the level of officer or senior management;

(h)	enter into any Contract that, if such Contract had been in effect on the Effective Date, would have been a material to the operations of any Geo Impex Party, amend or terminate any contract that is material to the operations of any Geo Impex Party or waive or cancel any material right thereunder, other than in the Ordinary Course of Business;

(i)	sell, lease or otherwise transfer, or create or incur any lien on the assets, securities, property, interests or businesses of any Geo Impex Party other than in the Ordinary Course of Business;

(j)	create, incur, or assume any indebtedness or trade debt outside of the Ordinary Course of Business;

(k)	change any method of accounting or accounting practice or accounting policy used by any Geo Impex Party, other than such changes required by GAAP or requirements of Law;

(l)	settle or compromise any material claims against any Geo Impex Party;

(m)	make, revoke or change any Tax election, file any amended Tax Returns, settle or compromise any Tax liability or surrender any refund, waive any statute of limitations with respect to assessment of any Tax or incur any Tax liability outside of the Ordinary Course of Business in each case other than as required by any requirements of Law;

(n)	acquire any business or Person, by merger, consolidation or otherwise, in a single transaction or a series of related transactions; or

(o)	agree to take any of the foregoing actions, except as expressly contemplated by this Agreement and the other agreements expressly contemplated hereby.

Section 6.07    Effect of Knowledge on Indemnification. The right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations set forth in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

Section 6.08    Further Assurances. Following the Effective Date and following the Closing, or until the earlier termination of this Agreement in accordance with its terms, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Article VII.        Termination

Section 7.01    Termination. This Agreement may be terminated at any time before the Closing Date as follows:

(a)	by mutual written consent of each of the Parties, each in their sole discretion;

(b)	by the Geo Impex Parties, acting jointly, or by the ConnectM Parties, acting jointly, if there shall be in effect a final non-appealable order, judgment, injunction or decree entered by or with any governmental authority restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(c)	by the ConnectM Parties, acting jointly, if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of any Geo Impex Party set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach by Geo Impex (a “Geo Impex Default”);

(d)	by the Geo Impex Parties, acting jointly, if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of any ConnectM Party set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach by ConnectM (an “ConnectM Default”);

(e)	by either the Geo Impex Parties, acting jointly, or by the ConnectM Parties, acting jointly, if the Closing has not occurred by within 180 days of the Effective Date, provided, however, that (i) if the Closing has not occurred by such date due to a breach of this Agreement by any ConnectM Party, the ConnectM Parties shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) and (ii) if the Closing has not occurred by such date due to a breach of this Agreement by any Geo Impex Party, the Geo Impex Parties shall not have the right to terminate this Agreement pursuant to this Section 7.01(e); or

(f)	pursuant to the provisions of Section 6.02.

Section 7.02    Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, this Agreement (other than this Article VII and Article IX, which shall each survive and shall remain in full force and effect) shall become void and of no further force or effect with no liability on the part of any Party; provided, however, that any such termination shall not relieve any Party from liability for actual damages to the other Parties resulting from a material breach of this Agreement by such Party.

Section 7.03     Default by ConnectM Parties. If any ConnectM Party fails to perform any of its obligations under this Agreement, the Geo Impex Parties shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages. No remedy conferred upon any Geo Impex Party is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided to the Geo Impex Parties in this Agreement will be cumulative and in addition to every other remedy available to the Geo Impex Parties under this Agreement. No single or partial exercise of any remedy will preclude any other or further exercise thereof. This provision shall be in addition to the Geo Impex Parties’ remedies under Section 8.03 if the Closing occurs.

Section 7.04  Default by Geo Impex Parties. If any Geo Impex Party fails to perform any of their respective obligations under this Agreement, the ConnectM Parties shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages. No remedy conferred upon any ConnectM Party is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided to any ConnectM Party in this Agreement will be cumulative and in addition to every other remedy available to the ConnectM Parties under this Agreement. No single or partial exercise of any remedy will preclude any other or further exercise thereof. This provision shall be in addition to the ConnectM Parties’ remedies under Section 8.02 if the Closing occurs.

Article VIII.         Survival; indemnification

Section 8.01    Survival.

(a)	Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that the representations and warrants set forth in Section 4.05, Section 4.06 and Section 4.07 (the “Surviving Representations”) shall survive the Closing for a period of five (5) years. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived.

(b)	All covenants and agreements of the Parties contained herein shall survive the Closing for a period of five (5) years or for the period specified therein. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c)	Any claim arising out of or in connection with this Agreement must be brought, if at all, within five years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

Section 8.02    Indemnification by Geo Impex. Subject to the provisions of this Article VIII, if the Closing occurs, Geo Impex and Marsh CDM, jointly and severally, hereby covenant and agree with the ConnectM Parties that Geo Impex and Marsh CDM shall, jointly and severally. indemnify each ConnectM Party and their respective directors, officers, employees and Affiliates, and each of their respective Representatives, successors and assigns (individually, an “ConnectM Indemnified Party”), and hold them harmless from, against and in respect of any and all Losses incurred by any ConnectM Indemnified Party resulting from any misrepresentation, breach of any representation or warranty of any Geo Impex Party in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by any Geo Impex Party made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 8.03    Indemnification by ConnectM. Subject to the provisions of this Article VIII, if the Closing occurs, ConnectM hereby covenants and agrees with the Geo Impex Parties that ConnectM shall indemnify each Geo Impex Party (each a “Geo Impex Indemnified Party” and collectively, the “Geo Impex Indemnified Parties”) and hold them harmless from, against and in respect of any and all Losses incurred by any Geo Impex Indemnified Party resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by any ConnectM Party made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 8.04    Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim, which notice shall describe the indemnification claim in reasonable detail; include the justification for the demand with reasonable specificity; include copies of all available material written evidence; and, if reasonably practical, indicate the estimated amount of damages. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to this Section 8.04(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim, which notice shall describe the indemnification claim in reasonable detail; include the justification for the demand with reasonable specificity; include copies of all available material written evidence; and, if reasonably practical, indicate the estimated amount of damages. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted liability for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.05    Payments. Upon a determination of liability under this Article VIII, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount so determined within five (5) Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute. Upon the payment in full of any amounts due under this Article VIII with respect to any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

Section 8.06    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)	Geo Impex shall not be liable to the ConnectM Indemnified Parties for indemnification under Section 8.02 (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of fraud or any inaccuracy in or breach of any of the Surviving Representations (the “Geo Impex Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.02 (other than those based upon, arising out of, with respect to or by reason of the Geo Impex Basket Exclusions) exceeds $10,000 (the “Basket”), in which event Geo Impex shall be required to pay or be liable for all such Losses in excess of the Basket.

(b)	ConnectM shall not be liable to Geo Impex Indemnified Parties for indemnification under and Section 8.03 until the aggregate amount of all Losses in respect of indemnification under Section 8.03 exceeds the Basket, in which event ConnectM shall be required to pay or be liable for all such Losses in excess of the Basket.

(c)	The Parties acknowledge and agree that the maximum liability of Geo Impex, on the one hand, and ConnectM, on the other hand, for indemnification pursuant to this Article VIII shall be the sum of $11,920,000 (the “Cap”), and neither Geo Impex, on the one hand, or ConnectM, on the other hand, shall have any liability to the other in excess of the Cap.

Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the consideration paid hereunder unless otherwise required by applicable Laws.

Section 8.08   Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation, ) made at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation, and made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

Section 8.09    Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Laws and except as otherwise specified in this Article VIII or in Section 9.05, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable Laws.

Article IX.       Miscellaneous

Section 9.01     Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

if to any ConnectM Party, or if to Geo Impex India or Global Impex following the Closing, to:

ConnectM Technology Solutions, Inc.
Attn: Bhaskar Panigrahi

2 Mount Royal Avenue, Suite 550
Marlborough, Massachusetts 01752
Email: Bhaskar@connectm.com

With a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC

Attn: John Cacomanolis

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

Email: JCacomanolis@alclaw.com

If to Geo Impex or Marsh CDM, or if to Geo Impex India or Global Impex prior to the Closing, to:

Geo Impex LLC
Attn: Tejesh Kodali
IT CORPZ INC

510 Thornall St, suite 135

Edison, NJ 08837

Email: tkodali22@gmail.com

With a copy to:

Marsh CDM Services Pvt Ltd.

Attn: Vikas Dongarkar

# 6-2-975, Flat No. B-409, Kushal Towers, Khairatabad, Hyderabad – 500004, State of Telangana

Email: Vdongarkar@gmail.com

With a copy, which shall not constitute notice, to:

[__________________]

[__________________]

[__________________]

Email: [__________________]

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 9.02    Governing Law. Agreement, and all matters based upon, arising out of or relating in any way to the Transactions, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural Laws of the State of Delaware in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware. Notwithstanding the foregoing, to the extent required to give effect thereto, the sale of the Geo Impex India Shares shall be governed by the Laws of India.

Section 9.03    Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MASSACHUSETTES, IN EACH CASE LOCATED IN MIDDLESEX COUNTY, MASSACHUSETTES, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.04     Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04. EACH OF THE PARTIES ACKNOWLEDGE THAT EACH HAS BEEN REPRESENTED IN CONNECTION WITH THE SIGNING OF THE WAIVER ABOVE BY INDEPENDENT LEGAL COUNSEL SELECTED BY THE RESPECTIVE PARTY AND THAT SUCH PARTY HAS DISCUSSED THE LEGAL CONSEQUENCES AND IMPORT OF THIS WAIVER WITH LEGAL COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF SUCH WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER WITH LEGAL COUNSEL.

Section 9.05    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Laws or in equity.

Section 9.06    Limitation on Damages. in no event will any party be liable to any other party under or in connection with this agreement or in connection with the transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the party sought to be held liable has been advised of the possibility of such damages.

Section 9.07    Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.08    Public Announcements and Filings. Unless required by applicable Laws or regulatory authority, or the rules and regulations of any securities market on which the securities of ConnectM are listed or available for trading, none of the Parties will issue any report, statement or press release to the general public, trade or trade press, or to any third party (other than its advisors and representatives in connection with Transactions) or file any document, relating to this Agreement and Transactions, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Laws or regulatory authorities, shall be delivered to each Party prior to the release thereof.

Section 9.09    Third-Party Beneficiaries. This Agreement is strictly between the Parties and, except as specifically provided, no director, officer, stockholder, member (other than Geo Impex), employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement.

Section 9.10    Expenses. Except as specifically set forth herein, whether or not the Transactions are consummated, each of the Parties will bear their own respective expenses, including without limitation the fees and expenses of its legal, accounting and financial advisors, incurred in connection with the Exchange or any of the other Transactions.

Section 9.11    Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 9.12     Construction. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.13    Amendment or Waiver.

(a)	This may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both of the Parties, provided that any of the conditions in Article III may be waived by the Party for whose benefit such condition exists.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by another Party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 9.14   Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that Transactions shall be consummated as soon as practicable. Each Party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 9.15  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Parties and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Other than as specifically set forth herein, including in Article VIII, nothing in this Agreement shall confer on any Person other than the Parties, and their respective successors and assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

Section 9.16   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ConnectM Technology Solutions, Inc.

By:	/s/ Bhaskar Panigrahi
Name:	Bhaskar Panigrahi
Title:	Chief Executive Officer

ConnectM India Pvt Ltd.

By:	/s/ Girish Subramanya
Name:	Girish Subramanya
Title:	Managing Director

Geo Impex LLC

By:	/s/ Tejesh Kodali
Name:	Tejesh Kodali
Title:	President

Global Impex LLC

By:	/s/ Tejesh Kodali
Name:	Tejesh Kodali
Title:	President

Marsh CDM Services Pvt Ltd.

By:	/s/ Vikas Dongarkar
Name:	Vikas Dongarkar
Title:	Director

Geo Impex & Logistics Pvt Ltd.

By:	/s/ Ranjan Swain
Name:	Ranjan Swain
Title:	Managing Director

38

Exhibit A

Promissory Note

(Attached)

Exhibit B

Assignment of Membership Interests

(Attached)

Exhibit C

Stock Power for Marsh CDM/Geo Impex India Shares

(Attached)